Exhibit 10.3

FIRST AMENDMENT TO THE LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2016)

THIS FIRST AMENDMENT to the Lear Corporation Outside Directors Compensation Plan, as amended and restated effective January 1, 2016 (the “Plan”), was approved on September 13, 2017 by the Board of Directors of Lear Corporation, pursuant to the authority reserved to it under Section 9.1 of the Plan, effective September 13, 2017.

WITNESSETH THAT:

1.
The word “annual” is hereby inserted prior to the word “installment” or “installments” wherever the latter appears in the second and third paragraphs of Section 6.3 (other than where it appears in the defined term “Installment Payments”).

2.	The phrase “ten years” is hereby replaced with the phrase “five years” where the former phrase appears in Section 6.3.

3.	Except to the extent hereby amended, the Plan shall remain in full force and effect.